Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY ANNOUNCES RESULTS FOR THE SECOND QUARTER 2013

JERICHO, NY, August 7, 2013 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) announced its preliminary financial results for the quarter ended June 30, 2013.

David B. Driscoll, the Company’s President and CEO stated, “This quarter marked some notable milestones as we move towards executing the final pieces of the Marketing transition. In particular, there has been notable progress on asset sales especially with respect to our terminals and, after the end of the second quarter, the sale of one of our Manhattan locations for more than $20 million. We also have invested significant time and resources in the Lukoil litigation which, as previously disclosed, settled in early July producing a favorable result for the Company.  In addition to the proceeds we expect to receive and the elimination of significant litigation expenses related to this matter, the settlement will enable management to refocus its efforts on operations and accretive opportunities as we move forward. We also completed an accretive $72.5 million acquisition in the quarter. While we still have work to do, more of our attention is being directed towards growing the Company and our long-term sustainable cash flow.”

Financial Results:

Net Earnings:

●
Net Income of $12.7 million, or $0.38 per share, including the benefit from the Lukoil Settlement (as defined below) of $0.19 per share as a result of the partial reduction of the Company’s bad debt reserve

The Company reported net earnings for the quarter and six months ended June 30, 2013 of $12.7 million and $23.1 million, or $0.38 and $0.69 per share, which increased by $9.1 million and $13.0 million, respectively, as compared to net earnings of $3.6 million and $10.1 million, or $0.11 and $0.30 per share, for the quarter and six months ended June 30, 2012, respectively.

Funds From Operations and Adjusted Funds From Operations:

●	Funds From Operations of $11.4 million, or $0.34 per share, including the benefit from the Lukoil Settlement of $0.19 per share
●	Adjusted Funds From Operations of $12.0 million, or $0.36 per share, including the benefit from the Lukoil Settlement of $0.19 per share

Funds From Operations (FFO) were $11.4 million and $20.0 million, or $0.34 and $0.59 per share, for the quarter and six months ended June 30, 2013, respectively, as compared to $7.2 million and $17.5 million, or $0.22 and $0.52 per share, for the quarter and six months ended June 30, 2012, respectively.

Adjusted Funds From Operations (AFFO) were $12.0 million and $18.2 million, or $0.36 and $0.54 per share, for the quarter and six months ended June 30, 2013, respectively, as compared to $6.3 million and $16.0 million, or $0.19 and $0.48 per share, for the quarter and six months ended June 30, 2012, respectively.

All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges.  Details about this change, related definitions and reconciliations to net earnings can be found in the financial tables at the end of this release.

The Company’s results for the quarter and six months ended June 30, 2013 continued to be materially affected by events surrounding Getty Petroleum Marketing Inc. (“Marketing”) including the Lukoil Settlement (as described below), legal costs associated with that litigation, ongoing eviction proceedings, impairment charges and elevated operating expenses related to properties previously leased to Marketing, which are still in transition.  The Company anticipates many of these elevated operating costs, including legal and other litigation costs and property operating expenses, will diminish as the ongoing repositioning of the properties previously leased to Marketing begins to draw to a close in the coming quarters.  Certain other costs, particularly environmental remediation costs, will remain elevated as compared to prior periods for the foreseeable future. For these reasons, the impact from the magnitude of the repositioning adjustments and expenditures make comparisons of performance for 2013 and 2012 less meaningful.

Lukoil Settlement:

On July 17, 2013, the Getty Petroleum Marketing Inc. Trust (the “Marketing Estate”), as plaintiff, and various Lukoil controlled entities and certain former directors and officers of Marketing (collectively, the “Defendants”) agreed to settle an ongoing litigation. The terms of the settlement include a release of the Defendants from the claims alleged by the Marketing Estate in the complaint and a collective payment by or on behalf of the Defendants to the Marketing Estate of $93.0 million (the “Lukoil Settlement”).  On July 29, 2013, the Bankruptcy Court issued an order approving the Lukoil Settlement. In the third quarter of 2013, the Company expects to realize initial proceeds from the Lukoil Settlement aggregating approximately $32.5 million. It is possible that a portion of the payments the Company expects to receive may be subject to federal income taxes. In addition, the Company may receive additional funds from the Marketing Estate for its pro-rata share of unsecured claims from the remainder of any Lukoil Settlement amounts available to satisfy unsecured claims.

Operating Income:

Total revenues included in continuing operations were $25.1 million for the quarter ended June 30, 2013 and were comparable to revenues in the prior year quarter. Results were impacted by lower net revenue realized from the properties previously leased to Marketing offset by an increase in tenant reimbursements for real estate taxes the Company paid for its tenants pursuant to their triple-net lease agreements and revenue from the properties acquired by the Company in May 2013.

Rental property expenses included in continuing operations decreased by approximately $0.3 million to $6.7 million for the quarter ended June 30, 2013, as compared to $7.0 million for the quarter ended June 30, 2012. The improvement is principally due to lower maintenance expenses paid by the Company resulting from the cumulative effect of a declining number of properties which are not leased on a triple-net basis and property dispositions.

Environmental expenses included in continuing operations were $1.4 million for the quarter ended June 30, 2013, as compared to a credit of $0.6 million for the quarter ended June 30, 2012. The increase in net environmental expenses was principally due to higher environmental remediation costs and a higher provision for litigation loss reserves and legal fees.

General and administrative expenses included in continuing operations were $2.4 million for the quarter ended June 30, 2013, as compared to $8.8 million for the prior year quarter. The improvement in general and administrative expenses was principally due to an $8.0 million reduction in previously provided bad debt reserves for the quarter ended June 30, 2013 as a result of funds received from the Marketing Estate and expected proceeds from the Lukoil Settlement, partially offset by higher employee related expenses, professional fees associated with ongoing legal proceedings and acquisition related costs.

Non-cash impairment charges of $0.4 million were included in continuing operations for the quarter ended June 30, 2013, as compared to $1.6 million recorded for the quarter ended June 30, 2012. The non-cash impairment charges were attributable to reductions in estimated undiscounted cash flows expected to be received during the assumed holding period and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value. Impairment charges vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the directions of change in impairment charges for one period as compared to prior periods.

Earnings from discontinued operations increased by $3.7 million to $4.9 million for the quarter ended June 30, 2013, as compared to $1.2 million for the quarter ended June 30, 2012. The increase in earnings from discontinued operations was primarily due to higher gains on dispositions of real estate partially offset by lower rental revenue and lower bad debt expense.

Acquisitions:

As previously announced, the Company acquired 36 gasoline stations and convenience store properties in two transactions in May 2013 for $72.5 million in the aggregate. The assets are located in the metro New York region and the Washington, D.C. “Beltway.”  The two new triple-net unitary leases have an initial term of 15 years plus three renewal options with provisions for rent escalations during the initial and renewal terms. The acquisition was financed with $11.5 million of proceeds from 1031 exchanges, $57.5 million of borrowings under the Company’s credit agreement and cash on hand.

Disposition Activities:

During the six months ended June 30, 2013, the Company sold 77 properties, including two terminals, for $26.7 million in the aggregate. Subsequent to June 30, 2013, the Company has sold three properties for $24.5 million in the aggregate, including a property in Manhattan for $23.5 million, and one terminal. The Company is continuing a process of disposing of assets that do not meet the long-term criterion of its core portfolio.  Since the start of January 2012 and through August 7, 2013, the Company has sold 134 properties. The Company currently has 141 properties classified as held for sale.

Eviction Activities:

The Company is pursuing eviction proceedings involving approximately 40 of its properties in various jurisdictions against Marketing’s former subtenants who have not vacated properties and most of whom have not accepted license agreements with the Company or have not entered into new agreements with the Company’s distributor tenants and therefore occupy the Company’s properties without right. The Company continues to incur significant costs, primarily legal expenses, in connection with such proceedings.

Eviction proceedings involving 26 of the Company’s properties in the State of Connecticut have materially adversely impacted its tenant, NECG Holdings Corp (“NECG”).  As of August 6, 2013, the Superior Court of the State of Connecticut in which these eviction actions were tried ruled in the Company’s favor in substantially all of these locations. Marketing’s former subtenants (or sub-subtenants) have appealed these rulings. The Company remains confident that it will prevail in any appeal; however, the Company cannot predict when such appeal will be resolved or when it will be able to deliver occupancy of the properties to its tenant, NECG. As a result of the disruption and costs associated with the litigation, NECG is not current in its rent and certain other obligations due to us under its lease.

The Company has commenced discussions with NECG to restructure the lease including a modification which the Company believes is likely to result in the removal of approximately 25 to 30 properties. As such, the Company increased its accounts receivable bad debt reserves by approximately $1.2 million for the quarter ended June 30, 2013. In addition, in the second quarter of 2013, the Company provided a non-cash allowance for deferred rental revenue of $1.5 million for the likely removal of these properties and for rent payment deferrals previously agreed to for the six months ended June 30, 2013. This non-cash allowance reduced the Company’s net earnings for the three months ended June 30, 2013, but did not impact its cash flow from operating activities.

Conference Call Information:

Getty Realty Corp.’s First Quarter Earnings Conference Call is scheduled for tomorrow, Thursday, August 8, 2013 at 9:00 a.m. Eastern Time. To participate in the call, please dial (888) 211-7383 five to ten minutes before the scheduled start time and reference pass code 9992166.

A replay will be available on August 8, 2013 beginning at 12:00 Noon Eastern Time through 12:00 Midnight Eastern Time, August 15, 2013. To access the replay, please dial (877) 870-5176, or (858) 384-5517 for international participants and reference pass code 9992166.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company currently owns and leases approximately 1,040 properties nationwide.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES”, “MAY” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD LOOKING STATEMENTS, INCLUDING BUT ARE NOT LIMITED TO THOSE MADE BY MR. DRISCOLL, RELATED TO THE PROCEEDS THE COMPANY EXPECTS TO RECEIVE FROM THE LUKOIL SETTLEMENT, DISPOSITIONS AND LEASING ACTIVITIES, STABILIZATION OF THE COMPANY’S OPERATIONS AND PROSPECTS FOR GROWING THE COMPANY.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2013	2012
Assets:

Real Estate:
Land	$351,502	$318,814
Buildings and improvements	202,471	208,325
	553,973	527,139
Less – accumulated depreciation and amortization	(97,067)	(106,931)
Real estate held for use, net	456,906	420,208
Real estate held for sale, net	34,822	25,340
Real estate, net	491,728	445,548

Net investment in direct financing leases	97,701	91,904
Deferred rent receivable (net of allowance of $1,531 as of June 30, 2013)	15,105	12,448
Cash and cash equivalents	6,779	16,876
Notes, mortgages and accounts receivable (net of allowance of $18,332 at June 30, 2013 and $25,371 at December 31, 2012)	53,084	41,865
Prepaid expenses and other assets	39,869	31,940
Total assets	$704,266	$640,581

Liabilities and Shareholders' Equity:

Borrowings under credit lines	$121,000	$150,290
Term loans	100,000	22,030
Environmental remediation obligations	45,210	46,150
Dividends payable	6,739	4,202
Accounts payable and accrued expenses	48,438	45,160
Total liabilities	321,387	267,832
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,396,880 at June 30, 2013 and 33,396,720 at December 31, 2012	334	334
Paid-in capital	461,944	461,426
Dividends paid in excess of earnings	(79,399)	(89,011)
Total shareholders' equity	382,879	372,749
Total liabilities and shareholders' equity	$704,266	$640,581

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenues:
Revenues from rental properties	$24,140	$24,357	$46,998	$50,547
Interest on notes and mortgages receivable	962	700	1,760	1,381
Total revenues	25,102	25,057	48,758	51,928

Operating expenses:
Rental property expenses	6,691	6,973	14,496	12,812
Impairment charges	354	1,646	826	1,920
Environmental expenses	1,354	(594)	2,469	36
General and administrative expenses	2,357	8,846	5,903	19,233
Allowance for deferred rent receivable	1,531	—	1,531	—
Depreciation and amortization expense	2,007	3,027	4,259	5,920
Total operating expenses	14,294	19,898	29,484	39,921
Operating income	10,808	5,159	19,274	12,007

Other income (expense), net	(1)	(3)	34	292
Interest expense	(2,998)	(2,692)	(5,892)	(4,175)
Earnings from continuing operations	7,809	2,464	13,416	8,124

Discontinued operations:
Earnings (loss) from operating activities	756	(1,548)	(2,933)	(1,256)
Gains from dispositions of real estate	4,174	2,710	12,606	3,243
Earnings from discontinued operations	4,930	1,162	9,673	1,987
Net earnings	$12,739	$3,626	$23,089	$10,111

Basic and diluted earnings per common share:
Earnings from continuing operations	$0.23	$0.07	$0.40	$0.24
Earnings from discontinued operations	$0.15	$0.03	$0.29	$0.06
Net earnings	$0.38	$0.11	$0.69	$0.30

Weighted-average shares outstanding:
Basic	33,397	33,395	33,397	33,395
Stock options	—	—	—	—
Diluted	33,397	33,395	33,397	33,395

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net earnings	$12,739	$3,626	$23,089	$10,111

Depreciation and amortization of real estate assets	2,409	3,487	5,052	7,474
Gains from dispositions of real estate	(4,174)	(2,708)	(12,606)	(3,241)
Impairment charges	468	2,783	4,452	3,146
Funds from operations	11,442	7,188	19,987	17,490

Revenue recognition adjustments	(1,361)	(901)	(3,744)	(1,535)
Allowance for deferred rent receivable	1,531	—	1,531	—
Acquisition costs	410	—	410	—
Adjusted funds from operations	$12,022	$6,287	$18,184	$15,955

Diluted per share amounts:
Earnings per share	$0.38	$0.11	$0.69	$0.30
Funds from operations per share	$0.34	$0.22	$0.59	$0.52
Adjusted funds from operations per share	$0.36	$0.19	$0.54	$0.48

Diluted weighted average shares outstanding	33,397	33,395	33,397	33,395

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. In accordance with the National Association of Real Estate Investment Trusts’ modified guidance for reporting FFO, Getty has restated reporting of FFO for all periods presented to exclude non-cash impairment charges. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable.

FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual or infrequently recurring items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual or infrequently occurring items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual or infrequently occurring items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual or infrequently occurring items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis (516) 478-5403